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                                                                       Exhibit 5

              (KEMPER INVESTORS LIFE INSURANCE COMPANY LETTERHEAD)

                                December 23, 2003

Kemper Investors Life Insurance Company
1400 American Lane
Schaumburg, IL 60196

Re:  Kemper Investors Life Insurance Company
     Registration Statement on Form S-3

Dear Sirs:

This opinion is furnished in connection with the filing of a Registration Statement on Form S-3 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts ("Contracts")

The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is incorporated by reference into the Registration Statement. The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of KILICO and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Yours truly,



/s/ DEBRA P. REZABEK
--------------------
Debra P. Rezabek
General Counsel